EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 26, 2002

Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated April 24, 2002 of Robert Half International Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc: Mr. M. Keith Waddell, CFO, Robert Half International Inc.